EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Haverty Furniture Companies, Inc. (the “Corporation,” “we,” “us” and “our”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (i) our Common Stock, $1.00 par value per share (our “Common Stock”), and (ii) our Class A Common Stock, $1.00 par value per share (our “Class A Common Stock”).

The following summary description sets forth some of the general terms and provisions of our Common Stock and Class A Common Stock. The description of our capital stock is a summary and is subject to and qualified by reference to the applicable provisions of the Articles of Amendment and Restatement of the Charter of the Corporation (our “Charter”), the By-Laws of the Corporation, as amended and restated (our “By-Laws”), the Class A Shareholders Agreement, dated June 5, 2012, by and among the Corporation and the holders of Class A Common Stock set forth therein (the “Shareholders Agreement”), and relevant provisions of Maryland law. Our Charter,  By-Laws and Shareholders Agreement have been incorporated by reference as an exhibit to the Annual Report on Form 10-K to which this description is an exhibit.
General
We are authorized to issue a total of 66,000,000 shares of capital stock, of which:
•	50,000,000 are shares of Common Stock;
•	15,000,000 are shares of Class A Common Stock; and
•	1,000,000 are shares of preferred stock.
Our board of directors has the authority to make, alter, amend and repeal our By-Laws in any manner not inconsistent with Maryland law or our Charter.
Voting Rights
All elections of directors submitted to a vote of stockholders of the Corporation are decided by a plurality of all votes cast in person or by proxy by shares entitled to vote in the election of directors. All other matters submitted to a vote of stockholders of the Corporation are decided by a majority of all votes cast in person or by proxy, unless more than a majority of the votes cast is required by statute, by the Charter, or by these By-Laws. Our board of directors (the “Board”)  is not classified, and holders of our common stock do not have cumulative voting rights.
In the election of directors, holders of our Common Stock are entitled, voting separately as a class, to elect 25% of the total number of directors of the Corporation as fixed by the By-Laws or by our Board pursuant to the By-Laws (and if 25% is not a whole number, the such holders are entitled to elect the nearest higher whole number of directors). On all other matters submitted to a vote of stockholders of the Corporation, each share of Common Stock has one vote and votes with all other shares of Common Stock as a single class.
In the election of directors, holders of our Class A Common Stock are entitled, voting separately as a class, to elect the number of directors which is equal to the total number of directors of the Corporation as fixed by the By-Laws or by the Board pursuant to the By-Laws less the number of directors which the holders of Common Stock, voting separately as a class, are entitled to elect. On all other matters submitted to a vote of stockholders of the Corporation, each share of our Class A Common Stock has ten votes and votes with all other shares of our Class A Common Stock as a single class.
If, as of the record date for any stockholders’ meeting at which directors are to be elected, (i) the number of issued and outstanding shares our Common Stock is less than 10% of the aggregate number of issued and outstanding shares of Common Stock and Class A Common Stock, or (ii) the number of issued and outstanding shares of Class A Common Stock is less than 750,000, then in such cases, all directors to be elected at such meeting, including the election of any director to fill any vacancy resulting from the death, resignation or replacement of any director or from any increase in the number of directors constituting the entire Board, must be elected by the holders of Common Stock and Class A Common Stock voting together as a single class; provided, however, that with respect to such election, the holders of Common Stock shall have one vote per share and the holders of Class A Common Stock shall have ten votes per share.
Dividend Rights
Dividends may be paid out of funds legally available for dividends, when and if declared by our Board. The Corporation may not declare any dividend on the Class A Common Stock, except dividends payable solely in shares of Common Stock or other equity securities of the Corporation, unless concurrently with such declaration and payment there is paid on the Common Stock, on a share for share basis, a dividend of at least 105% of the amount of the dividend declared and paid on the Class A Common Stock. Our Board may declare and pay dividends on the Common Stock, except dividends payable in shares of Common Stock, without declaring dividends on the Class A Common Stock. We may not declare or pay any dividend in shares of Class A Common Stock on shares of Common Stock; provided, however, that if any dividend is declared and paid on the Class A Common Stock in shares of Common Stock or Class A Common Stock, a like dividend must be paid on the Common Stock in shares of Common Stock.
Liquidation, Dissolution or Similar Rights
Common Stock and Class A Common Stock rank pari passu and possess equal rights and privileges on a share for share basis, including any rights to liquidating or other distributions. Holders are entitled to share ratably in any dividends and in any assets available for distribution on liquidation, dissolution or winding-up.
No Preemptive, Redemption or Conversion Rights
Our common stock is not redeemable, has no sinking fund provision or subscription rights and does not entitle the holder to any preemptive rights. Shares of Class A Common Stock may be converted at any time by the holder into an equal number of shares of Common Stock, subject to adjustment in the event of certain reorganizations, recapitalizations, reclassifications or exchanges of shares.
Restrictions on Transfer
Our articles of incorporation impose no restrictions on the transferability of shares of Common Stock.
Pursuant to the terms of the Shareholders Agreement, each holder of Class A Common Stock has agreed not to transfer any of its shares of Class A Common Stock without the prior written consent of the Corporation, except to limited permitted transferees, including: (1) such holder’s spouse, children, parents or siblings (“Family Members”); (2) such holder’s estate; (3) any trust established solely for the benefit of such holder and/or any of such holder’s Family Member(s); (4) any partnership, corporation, limited liability company or other entity that is wholly owned and controlled by such holder and/or any such holder’s Family Member(s); (5) to the extent such holder is a partnership, limited liability company, corporation, trust or estate as of the date of the Shareholders Agreement, any existing partner, member, shareholder or beneficiary of such holder as of the date of the Shareholders Agreement; (6) any charitable foundation or organization; and (7) the Corporation. Transfers pursuant to certain pre-existing and subsequent arrangements described in the Shareholders Agreement are also allowed, as well as transfers in connection with a merger, tender offer or business combination involving the Corporation, provided that such merger, tender offer or business combination has been approved by at least three-quarters of the members of the Board.
Preferred Stock
No shares of preferred stock are currently outstanding. Subject to limitations prescribed by law, the Board is authorized at any time and without further action by the stockholders of the Corporation, to classify or reclassify any and all shares of the Preferred Stock into one or more series and to fix, determine or change the number of shares of each series and the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of shares of any such series.
Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Corporation’s Charter and By-Laws
The business combination provisions of Maryland law (if the Board opts into the business combination statute or fails to first approve a business combination), the control share acquisition provisions of Maryland law, the provisions of the Corporation’s Charter relating to removal of directors, restrictions on ownership and transfer of the Corporation’s stock and the Board’s power to issue additional shares of common stock or preferred stock could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of the Corporation’s Common Stock or Class A Common Stock or otherwise be in their best interests. However, these provisions may also discourage certain coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of the Corporation to negotiate first with the Board. The Corporation believes that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.